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                              EMPLOYMENT AGREEMENT

         AGREEMENT effective as of October 1, 1999 (the "Effective Date") between BENTHOS, INC., a Massachusetts corporation with a usual place of business situated at 49 Edgerton Drive, North Falmouth, Massachusetts 02556 (the "Company") and FRANCIS E. DUNNE, JR., of 23 Plymouth River Road, Hingham, Massachusetts 02043 (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the financial matters relating to the operations of the Company are a complex matter requiring direction and leadership in a variety of areas;

         WHEREAS, the Executive possesses useful knowledge and skills and has extensive experience in accounting and financial matters; and

         WHEREAS, subject to the terms and conditions hereinafter set forth, the Company wants to employ the Executive as Vice President, Treasurer and Chief Financial Officer of the Company and the Executive wants to accept such employment by the Company;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, terms, and conditions set forth in this Agreement, the Company and the Executive hereby mutually agree as follows:

         1. EMPLOYMENT. The Company shall employ the Executive and the Executive will serve the Company as Treasurer and Chief Financial Officer during the Term, as hereinafter defined, upon the terms and conditions provided herein. In the discharge of the duties of the Executive hereunder, the Executive shall report to the President of the Company.

         2. TERM. Subject to earlier termination as hereinafter provided, the employment of the Executive hereunder shall be for a term of two (2) years, commencing on the Effective Date which shall be extended for successive two (2) year terms thereafter until either party provides the other with at least one hundred eighty (180) days notice, prior to the termination of the first two (2) year term or any subsequent two (2) year term thereafter, in which event this Agreement would terminate on the next subsequent two (2) year term date following the receipt of such notice (the "Term").

         3. CAPACITY AND PERFORMANCE.

                  a. During the Term hereof, the Executive shall serve the Company as the Chief Financial Officer and Treasurer of the Company and any other office of the Company as the Company shall determine in the sole discretion of the Company.

                  b. During the Term hereof, the Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities exclusively on behalf of the Company as may be designated from time to time by the President or the

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         Board of Directors of the Company.

                  c. During the Term, the Executive's services shall be exclusive to the Company and the Executive shall devote the full business time and the best efforts, business judgment, skill and knowledge of the Executive to the advancement of the business and interests of the Company and to the discharge of the duties of the Executive hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental, or academic position during the Term of this Agreement, except as may be approved in advance by the Company. The Executive agrees to perform Executive's services well and faithfully and to the best of the Executive's abilities and to carry out the policies and directives of the Company. The Executive agrees to take no action prejudicial to the interests of the Company during the Executive's employment hereunder.

         4. COMPENSATION AND BENEFITS. As compensation for all services performed by the Executive hereunder during the Term hereof and subject to the satisfactory performance of the duties and obligations of the Executive to the Company, the compensation and benefits to be earned by the Executive pursuant to this Agreement are as follows:

                  a. BASE SALARY. During the Term hereof, the Company shall pay the Executive a base salary at the rate of One Hundred Twenty-Six Thousand ($126,000.00) Dollars per annum, payable in accordance with the payroll practices of the Company for its executives and subject to increase from time to time by the Company, in its sole discretion. Such base salary, as from time to time adjusted, is hereafter referred to as the "Base Salary".

                  b. BASE SALARY ADJUSTMENTS. From time to time during the Term, the Company will review the Base Salary and may make such upward adjustments, if any, as the Company, in its sole discretion determines to be appropriate in light of the performance of the Executive.

                  c. DISCRETIONARY INCENTIVE COMPENSATION BONUS. The Executive will be eligible to participate in any discretionary incentive compensation bonus plan of the Company which is generally made available to the executives of the Company. Subject to the sole discretion of the Company, from time to time, the Company may pay such bonuses to eligible employees of the Company.

                  d. STOCK OPTIONS. On January 27, 2000, the Executive was granted additional incentive stock options for ten thousand (10,000) shares of common stock, $.06 2/3 par value, of the Company, which will vest at the rate of twenty-five (25%) percent per year.

                  e. OTHER BENEFITS. The Executive will be entitled to three (3) weeks vacation each year. The Executive shall also be entitled to the same number of sick days per year and any fringe benefits and perquisites that may from time to time be afforded generally to senior executive officers of the Company. Without limiting the generality of the

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         foregoing, the Executive shall be entitled to participate in or receive benefits under any 401(k), pension, employee stock ownership plan, retirement plan, life insurance, health and accident plan, disability insurance plan or other arrangement made available by the Company now or in the future, generally to the senior executive officers of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements and of the terms of this Agreement. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.

                  f. EXPENSES. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive (in accordance with the policies and procedures established from time to time by the Company) in the performance of the duties of the Executive hereunder, provided such expenses are properly accounted for in accordance with the policies of the Company.

         5. TERMINATION OF EMPLOYMENT AND SEVERANCE BENEFITS. Notwithstanding the provisions of Section 2 above, the employment of the Executive hereunder shall terminate prior to the expiration of the Term under the following circumstances:

                  a. DEATH. In the event of the death of the Executive during the Term, the employment of the Executive hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the estate of the Executive any earned and unpaid Base Salary and any incentive or bonus compensation that is earned but unpaid, prorated through the date of death of the Executive.

                  b. DISABILITY. The Company may terminate the employment of the Executive hereunder in the event the Executive becomes disabled during the Term due to any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of the duties and responsibilities of the Executive hereunder on a full time basis, for sixty (60) consecutive calendar days, or for ninety (90) calendar days cumulatively within any twelve
         (12) month period, or if in the opinion of a duly licensed physician the same is likely to occur. At the request of the Company, the Executive shall submit to a medical examination by a physician selected by the Company to whom the Executive, or the duly appointed guardian of the Executive, if any, has no reasonable objection. If the Executive shall refuse to submit to such medical examination, then the determination of the Board of Directors on disability shall be conclusive. The Board of Directors may designate another employee to act in the place of the Executive during any period of disability. Notwithstanding any such designation, the Executive shall continue to receive Base Salary in accordance with the provisions of Section 4a above to the extent permitted by the then applicable benefit plans, until the Executive becomes eligible for disability income benefits under the disability income plan of the Company or the termination of the employment of the Executive, whichever shall first occur. While receiving disability income payments under any disability income plan of the Company, the Executive shall not be entitled to receive any Base Salary but shall continue to participate in Company benefit plans under

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         Section 4e hereof pursuant to and subject to the terms of such plans until the termination of the employment of the Executive.

                  c. BY THE COMPANY FOR CAUSE. The Company may terminate the employment of the Executive hereunder for cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such cause. The following shall constitute cause for termination:

                           1. Failure, refusal or inability of the Executive to
                  satisfactorily perform (other than by reason of disability), or to carry out any proper direction of the President or the Chief Executive Officer, with respect to the services to be rendered by Executive hereunder, or the manner of rendering such services, or Executive's willful misconduct, or gross negligence in the performance of, the duties and responsibilities of the Executive to the Company;

                           2. Failure of the Executive to execute and deliver
                  from time to time any confidentiality agreement which is required to be executed and delivered by any executive of the Company;

                           3. Commission by the Executive of any act of fraud or
                  embezzlement;

                           4. Breach by the Executive of any provision of this
                  Agreement;

                           5. Willful violation by the Executive of federal or
                  state security laws;

                           6. Conviction of the Executive of, or a plea of no
                  contest to, any felony; or

                           7. Other conduct by the Executive that is materially
                  harmful to the business, interests, or reputation of the Company.

Upon the giving of written notice to the Executive of termination of the employment of the Executive for cause, the Company shall have no further obligation or liability to the Executive, other than for Base Salary earned and unpaid at the date of termination.

                  d. BY THE COMPANY WITHOUT CAUSE. The Company may terminate this Agreement at any time without cause provided that the Company shall pay the Executive the severance benefits as provided for in
         Section 6 or, if applicable, under Section 7 in the event of a Change of Control, as hereinafter defined.

         6. COMPENSATION OF EXECUTIVE UPON TERMINATION. If the employment of the Executive is terminated due to death or disability of the Executive, then the Executive will be compensated in accordance with the provisions of Section 5 hereof. In the event of the termination of the employment of the Executive by the Company without cause for the

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convenience of the Company and not because of disability or death of the
Executive, the Company shall pay the Executive severance pay in accordance with this Section 6. Provided that the Executive satisfies the requirements of severance set forth in Section 8 below, if prior to the expiration of the Term hereof, the Company terminates the Executive for any reason other than for cause pursuant to Section 5(c) hereof, or disability or death of the Executive pursuant to Sections 5(a) and 5(b) hereof, then the Company shall pay the Executive severance pay equal to the Executive's Base Salary for one (1) year. Acceptance by the Executive of the severance pay shall constitute full settlement of any claim the Executive may assert against the Company, its affiliates, directors, officers, employees or agents.

         7. COMPENSATION OF EXECUTIVE UPON A CHANGE IN CONTROL.

                  a. Provided that the Executive satisfies the requirements of severance set forth in Section 8 below, if a Change of Control occurs and, within one (1) year following such Change of Control the Company terminates the Executive's employment other than for cause as defined in Section 5(c) hereof or disability or death of the Executive, then the Company shall pay the Executive, within ten (10) business days of such termination, a lump sum payment equal to the Executive's Base Salary for one (1) year. Acceptance by the Executive of such lump sum payment shall constitute full settlement of any claims the Executive may assert against the Company, its affiliates, directors, officers, employees or agents.

                  b. Notwithstanding the foregoing or any other provision of this Agreement, the payments and benefits to which the Executive would be entitled pursuant to this Section 7 as a result of a Change of Control shall be reduced to the maximum amount for which the Company will not be limited in its deduction pursuant to Section 280G of the Internal Revenue Code of 1986, as amended, and any successor provision.

                  c. A Change of Control shall be deemed to take place if at any time during the term hereof: (A) any Person or "group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934), other than the Company or any of its Affiliates, becomes a beneficial owner (within the meaning of Rule 13d-3 as promulgated under the Securities Exchange Act of 1934), directly or indirectly, of securities representing fifty (50%) percent or more of the total number of votes that may be cast for the election of directors of the Company and two-thirds (2/3) of the Board has not consented to such event prior to its occurrence or within sixty (60) days thereafter, provided that if the consent occurs after the event it shall only be valid for purposes of this Section 7 if a majority of the consenting Board is comprised of directors of the Company who were such immediately prior to the event; (B) any merger or consolidation involving the Company or any sale or other transfer of all or substantially all of the assets of the Company, or any combination of the foregoing, and two-thirds (2/3) of the Board has not consented to such event prior to its occurrence or within sixty (60) days thereafter, provided that if the consent occurs after the event it shall only be valid for purposes of this Section 7 if a majority of the consenting Board is comprised of directors of the Company who were such immediately prior to the event; or (C) within twelve (12)

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         months after a tender offer or exchange offer for voting securities of the Company (other than by the Company) the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board.

                  d. Notwithstanding any other provision of this Agreement, if the Executive is terminated without cause and not because of death or disability, then the Executive is entitled to benefits under either
         Section 7 or this Section 8 and in no event shall the severance pay of Executive in either event exceed the Base Salary of the Executive for one (1) year.

         8. REQUIREMENTS OF SEVERANCE. The obligation of the Company to pay severance pay to the Executive under either Section 6 or Section 7 hereof is contingent upon the Executive executing and delivering, all in form and substance satisfactory to the Company, (i) a general release of the Company by the Executive, (ii) a resignation as Chief Financial Officer and Treasurer of the Company and any other office, trusteeship, appointment or elected position related to the Company and held by the Executive and (iii) satisfactory evidence to the Company that the Executive has returned all property, confidential information, and all proprietary information and documents of the Company to the Company.

         9. NON-COMPETITION; NON-SOLICITATION.

                  a. NON-COMPETITION. During the period of the Executive's employment by the Company and for one (1) year after the Executive's employment terminates, the Executive shall not, alone or as a partner, joint venturer, officer, director, employee, agent, consultant, stockholder or investor of any company or business organization, engage in any business activity and/or accept employment with any person or entity, which is directly or indirectly in competition with the products or services under consideration (which consideration can be reasonably demonstrated) being developed, drafted, manufactured, marketed, distributed, planned, sold or otherwise provided by the Company. Notwithstanding the foregoing, the record or beneficial ownership by the Executive of one (1%) per cent or less of the outstanding publicly traded capital stock of any such company shall not be deemed, in and of itself, to be in violation of this Section 9; PROVIDED, HOWEVER, that the Executive is not a partner, joint venturer, officer, director, employee, agent, independent contractor or consultant of such company.

                  b. CUSTOMER SOLICITATION. The Executive shall not, directly or indirectly, for himself or on behalf of others, during the Executive's employment by the Company and for a period of one (1) year after the Executive's employment terminates, solicit, divert, attempt to divert, accept the business of, or enter into any business relationship, involving activities competitive with the Company, with any former or current clients, customers, suppliers, contractors or affiliates of the Company made known to him during his employment, or in any way interfere with or disrupt any existing relationship between the Company and any of its clients, customers, suppliers, vendors, contractors or affiliates or others with whom the Company transacts business.

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                  c. EMPLOYEE SOLICITATION. The Executive shall not, directly or indirectly, for himself or on behalf of others, during the Executive's employment by the Company and for a period of two (2) years after the Executive's employment terminates, hire, attempt to hire, or knowingly permit any company or business organization by which the Executive is employed or which is directly or indirectly controlled by the Executive, to employ any employee of the Company or any employee who has left the employment of the Company within six (6) months of such employee's termination, or in any manner seek to solicit or induce any employee to leave his or her employment with the Company or otherwise assist in the recruitment of any such person.

                  d. NONCOMPETITION/NONSOLICITATION. In the event that the Executive's employment terminates because the Term of this Agreement expires or is otherwise not renewed, it is agreed and understood that the Executive will be bound by the noncompetition and nonsolicitation obligations hereof.

         10. ENFORCEMENT OF COVENANTS. The Executive acknowledges that the Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon the Executive by Section 9 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and that such restraints are reasonable in respect to subject matter, length of time, and geographic area. The Executive further acknowledges that, were the Executive to breach any of the covenants contained in Section 9 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to the Company in law or in equity, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants without posting bond. The Executive and the Company further agree that, if one or more of the clauses contained in Section 9 shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

         11. ARBITRATION. Any dispute, controversy or claim arising out of, in connection with, or relating to the performance of this Agreement shall be settled by arbitration in the City of Boston, Massachusetts, before a single arbitrator pursuant to the rules then in effect of the American Arbitration Association. The fees and expenses of the arbitrator shall be borne equally by the Executive and the Company. Any award shall be final, binding and conclusive upon the Executive and the Company and the judgment rendered thereon may be entered in any court having jurisdiction thereof. This Section 11 will not preclude or affect in any manner the rights of the Company to equitable relief pursuant to Section 9 of this Agreement.

         12. CONFLICTING AGREEMENTS. The Executive hereby represents and warrants that the execution of this Agreement and the performance of the obligations of the Executive hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants that would affect the performance of the Executive hereunder. The Executive will not

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disclose to the Company or use on behalf of the Company any proprietary information of a third party without the consent of such third party.

         13. ASSIGNMENT. The Executive acknowledges that the services to be rendered by the Executive hereunder are unique and personal in nature. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

         14. SEVERABILITY. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each such portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         15. WAIVER. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

         16. NOTICES. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at the last known address of the Executive on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chairman of the Board of Directors, or to such other address as either party may specify by notice to the other, with a copy to John T. Lynch, Esq., Davis, Malm & D'Agostine, P.C., One Boston Place, 37th Floor, Boston, Massachusetts 02108.

         17. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive's employment, including the Executive's salary, bonus, or other compensation of any description, equity participation, pension, post-retirement benefits, severance or other remuneration, except for a certain Employee's Patent Agreement with Benthos, Inc., dated December 13, 1996, between the Company and the Executive, and certain Incentive Stock Option Agreements, dated as of January 24, 1997, January 22, 1999 and January 27, 2000 between the Company and the Executive, all of which shall remain in full force and effect.

         18. AMENDMENT. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company who is authorized by a vote of the Board of Directors of the Company to execute such amendment or modification on behalf of the Company.

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         19. HEADINGS. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

         20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

         21. GOVERNING LAW. This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principals thereof, and this Agreement shall be deemed to be performable in Massachusetts. The Executive hereby further agrees that the language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either of the parties.

         IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

COMPANY:                                BENTHOS, INC.

                                        By: STEPHEN D. FANTONE
                                           --------------------
                                              Stephen D. Fantone
                                              Chairman of the Board of Directors

 EXECUTIVE:                             FRANCIS E. DUNNE, JR.
                                        ---------------------
                                        Francis E. Dunne, Jr.


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